NYSE Ticker “TFC”
111 Gillett Street
Hartford, CT 06105
860-278-7888

May 20, 2010

Mr. Barry Olliff
Managing Director & Chief Investment Officer
City of London Investment Management Company Limited
The Barn
1125 Airport Road
Coatesville, PA 19320

Dear Mr. Olliff;

I have received Mr. Bannister’s letter of April 21st and want to respond on behalf of the Board of Trustees of Taiwan Greater China Fund (TFC) in order to set the record straight.

As I mentioned in my letter last January, the Board and the management of the fund have made great efforts to establish a dialogue with City of London as a major shareholder.  These efforts have included numerous meetings and briefings with you to review the fund’s strategy, outlook, and performance.  David Laux, Rick Copeland, Robert Parker, Steve Champion and I, among the fund’s trustees and officers, have all made personal efforts to enhance this dialogue and maintain a smooth relationship with you.   For your convenience we have visited your corporate offices in Coatesville, Pennsylvania on several occasions.

Your letter indicates that City of London will vote to convert the fund to an open-ended investment company at the fund’s next annual meeting.  Of course, we recognize that you have the right to vote your shares as you see fit, but we continue to believe that it is premature to make this decision so far in advance of the meeting when the fund’s performance and discount as of that date remain unknown.

We had always believed that market performance was your main concern and are surprised that you are not well pleased with the fund on this basis.

When TFC’s board made the decision to shift the Fund’s investment strategy to investing in Taiwan-related companies which conduct major business activities in mainland China, it also made the decision that we needed a specific benchmark to measure the effectiveness of the manager’s implementation of this strategy.  The board asked management to develop such an index in conjunction with MSCI.  It was the board, not management, who selected this index, and we use it in conjunction with other indices and competitive information to evaluate management’s performance.   The Taiwan China Strategy index is only a reference because in every board meeting we look at all relevant indices and at information relevant to competitive funds.  I can assure you that we do not measure the performance of the fund against just this one index, but again, all the relevant indices and competitors.  On this basis, we believe that performance has been quite favorable.

As I reviewed in my previous letter, the Fund has taken many steps to control the discount, including the re-opening provision, a large tender offer, share repurchases, and the establishment of the interval structure.  Again, it is my belief that few funds have taken such aggressive steps to narrow their discounts.

In regard to the management contract, the board explored various arrangements and determined that keeping the current management in place in a newly organized independent advisory company was the best alternative.  As we reported to you at the time, the board was satisfied by the arrangements we were able to make with Steve Champion and Nanking Road Capital Management.  This point is particularly puzzling since I believe City of London voted to approve the new management contract.

I hope that this will be helpful to you.

Yours truly;

/s/Pedro-Pablo Kuczynski
Pedro-Pablo Kuczynski
Chairman of the Board of Trustees